SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                                ____________



                                  FORM 15



 Certification and Notice of Termination of Registration under Section 12(g)

 of the Securities Exchange Act of 1934 or Suspension of Duty to File

 Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.



                                             Commission File Number 0-27872





                             ACXIOM/MAY & SPEH, INC.
                             -----------------------

            (Exact name of registrant as specified in its charter)



                                 1501 Opus Place

                          Downers Grove, Illinois 60515

                                 (630) 964-1501
                          -----------------------------

                (Address, including zip code, and telephone number,

         including area code of registrant's principal executive offices)





                  5-1/4% Convertible Subordinated Notes due 2003
               -----------------------------------------------------

              (Title of each class of securities covered by this form)


               ----------------------------------------------------

              (Title of all other classes of securities for which a

            duty to file reports under Section 13(a) or 15(d) remains)



      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



           Rule 12g-4(a)(1)(i)   [X]      Rule 12h-3(b)(1)(i)  [X]

           Rule 12g-4(a)(1)(ii)  [ ]      Rule 12h-3(b)(1)(ii) [ ]

           Rule 12g-4(a)(2)(i)   [ ]      Rule 12h-3(b)(2)(i)  [ ]

           Rule 12g-4(a)(2)(ii)  [ ]      Rule 12h-3(b)(2)(ii) [ ]

                                          Rule 15d-6           [ ]



 Approximate number of holders of record as of certification or notice date:

  One



 Pursuant to the requirements of the Securities Exchange Act of 1934,

 Acxiom/May & Speh, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.





 Date: October 2, 1998            By:  /s/ Robert S. Bloom
                                     ---------------------------------



                                      Robert S. Bloom

                                      Chief Financial Officer